Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

New Peoples Bankshares, Inc.

Honaker, Virginia

We consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement on Form S-1 of New Peoples Bankshares, Inc. of our reports dated February 29, 2012, relating to our audits of the consolidated financial statements and internal control over financial reporting at and for the year ended December 31, 2011, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions “Experts and Change in Accountants” in such Prospectus.

/s/ Elliott Davis, LLC

Galax, Virginia

July 2, 2012